EXHIBIT 99.4

February 8, 2006

Dear Shareholder:

We are pleased to announce that Umpqua Holdings Corporation has signed a definitive agreement to acquire Western Sierra Bancorp and to integrate its subsidiary banks into Umpqua Bank. Western Sierra Bancorp operates as Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank in the greater Sacramento area. Western Sierra Bancorp and Umpqua Holdings Corporation directors have approved the proposed transaction.

As you know, our long-term growth strategy has focused on building an Umpqua Bank network from Sacramento to Seattle. The addition of Western Sierra's 31 locations in the Sacramento area significantly increases Umpqua's presence in California and is an important step towards realizing our goal.

Like our previous acquisitions, this opportunity complements and reinforces our resources, our store network, and our commitment to community banking. More than just filling out the California market, we are enhancing Umpqua Bank's status as the leading community bank of the West, a position that is advantageous to our shareholders, our employees and the communities we serve.

This proposed acquisition will increase Umpqua Bank's total assets to approximately $6.9 billion, its deposits to approximately $5.3 billion and shareholders' equity to approximately $1.1 billion.

Under the agreement, Umpqua Holdings will issue approximately 12.5 million shares of its own stock to acquire 100 percent of Western Sierra Bancorp's outstanding shares of common stock at a fixed exchange ratio of 1.61 shares of Umpqua Holding common stock for each share of Western Sierra Bancorp common stock.

Gary Gall, president and CEO of Western Sierra Bancorp, will assist Umpqua Bank's California President Bill Fike in overseeing completion of the merger. The board of directors of Umpqua Holdings will add one director from the Western Sierra Bancorp or its subsidiary bank boards. Ray will continue to lead the combined enterprise as President and CEO of Umpqua Holdings.

We have enclosed with this letter a copy of our news announcement, which highlights the important details of this proposed acquisition, along with a questions-and-answers document. More information on the acquisition and shareholder meeting will follow shortly in a proxy statement.

Please contact Ray at any time should you have questions about this proposed acquisition, or visit our investor relations site at www.umpquaholdingscorp.com. Thank you for your continued support of Umpqua Holdings Corporation.

 Regards,

Raymond P. Davis	Allyn C. Ford
President and Chief Executive Officer	Chairman of the Board
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101

The foregoing may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Western Sierra Bancorp in connection with the proposed acquisition of Western Sierra with and into Umpqua. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, Western Sierra, the acquisition and related matters. The directors and executive officers of Umpqua and Western Sierra may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua's and Western Sierra's most recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from Western Sierra by directing a request to Western Sierra Bancorp, Investor Relations, 4080 Plaza Goldorado Circle, Cameron Park, CA 95682.

This letter includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua's filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether both companies receive regulatory and shareholder approvals and management's ability to effectively integrate the companies.